Exhibit 10.8
                                                       FINAL
                                                       April 1, 1995

                        STOCK OPTION PURCHASE AGREEMENT

     This Stock Option Purchase Agreement ("Agreement") is made effective this 1st day of April, 1995, ("the effective date") by and between Grace W. Meehl, Madge W. Wolff, Stephen G. Wegmann, Michael L. Wegmann, John G. Hodgson, Virginia L. Sigl, Patrick L. Wolff, and George P. Wolff (hereinafter collectively referred to as "Optionor") and Golden Queen Mining Company, Inc., a California corporation whose address P.O. Box 878, Rosamond, California 93560-0878 (hereinafter referred to as "Golden Queen").

                              WITNESSETH:

     WHEREAS, Optionor are owners and holders of all of the issued and outstanding Stock of the KARMA WEGMANN CORPORATION, hereinafter referred to as "Company", whose address is 714 Valita Street, Venice, California 90291 and whereas, Company owns real property described in Exhibit A attached hereto and by this reference made a part hereof (hereinafter referred to as "Area of Interest"); and such property is encumbered by the lease described in Exhibit B, attached hereto and incorporated by reference; and

     WHEREAS, Optionor and Golden Queen desire to enter into an agreement pursuant to which Optionor will grant to Golden Queen an exclusive option to purchase all of the issued and outstanding Stock of the Company, all on the terms and conditions as hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the covenants and agreements herein contained and the payments hereinafter provided, the parties agree as follows:

                               ARTICLE I
                            RIGHTS GRANTED

                  A. CONSIDERATION FOR OPTION PAYMENT

     For a period of nine (9) months commencing on the Effective Date of this Agreement and terminating on January 1, 1996, (hereinafter referred to as "Exploration Term"), Optionor will cause Company to grant to Golden Queen the rights of ingress and egress to and from the Area of Interest to use all easements and rights of way for ingress and egress to and from the Area of Interest to which the Company is entitled, along with the right at any time and form time to time to enter upon said properties in order to inspect, to survey, to map, to chart, to collect hand samples, to prospect, to drill, to trench and to do or make such other geological, geophysical, geochemical or other investigatory use thereof as Golden Queen deems necessary in its opinion to obtain accurate, dependable samples for assay, or to adequately analyze, determine and otherwise search for deposits of minerals in an effort to evaluate the presence of mineral reserves in and under the Area of Interest and to obtain other information necessary for ore reserve calculations, for mine planning and design work, for engineering studies, for cost estimates, for permit evaluations and for other investigatory purposes as Golden Queen deems necessary to define the mineral potential or the Area of Interest. All of the foregoing shall be done by Golden Queen in a manner consistent with and subject to those activities allowed under the underlying lease during the term thereof.

     For purposes hereof, "minerals" shall mean all metallic or non-metallic minerals and ores which contain mineral matter or substances, including without limitation silica, now held or subsequently acquired by one or more of the parties, in, on, and under the Area of Interest, excluding only coal, oil, gas and associated hydrocarbon substances.

     In the conduct of all the activities described above, Golden Queen shall use due care and do no more damage to the Area of Interest than is reasonably incident to the exercise of the rights herein granted. Golden Queen further agrees to indemnify and hold harmless Optionor and Company from any and all claims, actions or causes of action which may be asserted against Optionor or Company for personal injury and/or property damage claimed or sustained by any person, firm or corporation whomsoever, and directly resulting from the activities performed by or on behalf of Golden Queen during the course of its operations during the Exploration Term.

                    B. GRANT OF OPTION TO PURCHASE

     Optionor does hereby grant to Golden Queen, its successors and assigns, the exclusive right and option to purchase, in the manner as described in
Article II below and in accordance with all other terms and conditions as hereinafter set forth, all of the issued and outstanding Stock of the Company. Optionor and Golden Queen agree that, excluding the $100,000.00 set forth in Article III (A) of this Agreement, all payments made pursuant to
Article III (B), (C) and (D), are part of an installment sale of stock by optionor, and include simple interest at 9% per annum.

     Golden Queen shall have the right and option to purchase the Stock of the Company placed in escrow on full payment to Optionor or Optionor's assigns according to the payment schedule in Article III provided that Golden Queen has performed and fulfilled all conditions of this Agreement. Golden Queen shall not receive or have any right to purchase any or all of the issued and outstanding Stock of the Company, and shall not be a shareholder of the Company, or have the right to exercise any of the rights of a shareholder of the Company, unless it has made full payment to Optionor of $1,600,000.00, according to the schedule set forth in Article III. Any payments made to the Optionor by Golden Queen shall be non-refundable.

     If full payment to Optionor of S1,600,000.00 shall not be made on or before July 1, 1999, all right of Golden Queen to purchase the Stock of the Company shall terminate without further action on the part of Optionor.

     Optionor is basing the sale price of the stock at $1,184,000 plus simple interest at 9% per annum. No prepayment of any sums by Golden Queen will affect the obligation of Golden Queen to pay to Optionor the full and total amount of S1,600,000.00, nor shall Golden Queen be entitled to receive any of the shares of the Optionor placed in escrow, or to exercise any rights as a shareholder of the Company until the full amount of $1,600,000.00 has been paid to Optionor according to Article III (A), (B), (C) and (D).

                      C. OWNERSHIP OF STOCK

     Each Optionor owns, beneficially and of record, free and clear of all liens, charges, claims, equities, restrictions, or encumbrances, the shares of capital Stock of the Company set forth opposite his name in Exhibit C, which is attached hereto and incorporated herein, and has the full right, power, and authority to sell, transfer, and deliver to Golden Queen, in accordance with this Agreement, the number of shares of common Stock of the Company so set forth, free and clear of all liens, charges, claims equities, restrictions, and encumbrances.

                  D. PURCHASE ENTIRELY FOR OWN ACCOUNT

     This Agreement is made with Golden Queen in reliance upon its representation to Optionor and Company, which by Golden Queen's execution of the Agreement it hereby confirms, that the Stock to be purchased by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Golden Queen further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Stock.

                   E. RELIANCE UPON REPRESENTATIONS

     Golden Queen understands that the Stock is not registered under the Securities Act or qualified with the California Commissioner of Corporations on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and exempt from qualification with the California Commissioner of Corporations, and that Optionor's reliance on such exemption is predicated on Golden Queen's representations set forth herein. Golden Queen realizes that the basis for the exemption may not be present if, notwithstanding such representations, Golden Queen has in mind merely acquiring Stock of the Company for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Golden Queen has no such intention.

                     F. RESTRICTED SECURITIES

     Golden Queen understands that the Stock may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, or qualification with the California Commissioner of Corporations, or an exemption therefrom, and that in the absence of an effective registration statement covering the Stock or qualification, or an available exemption from registration under the 1933 Act, exemption from or qualification, the Stock must be held indefinitely. In particular, Golden Queen is aware that the Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.

                             G. LEGENDS

     To the extent applicable, each certificate or other document evidencing any of the Stock shall be endorsed with the legend set forth below:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED WITH THE CALIFORNIA COMMISSIONER OF CORPORATIONS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR QUALIFIED WITH THE CALIFORNIA COMMISSIONER OF CORPORATIONS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED."

                 H. INDEPENDENT CONTRACTOR STATUS

     Golden Queen is an independent contractor. Subject only to the specific limitations set forth in this Agreement, Golden Queen shall have such dominion and control over the Area of Interest, and all operations during the term of this Agreement, as agreed to by the parties hereto during the term of this Agreement. All the employees and agents employed or contracted for by Golden Queen, whether on a wage or profit-sharing basis, shall be selected, hired, directed, paid, and discharged only by Golden Queen.

              I. COMPLIANCE WITH LEGAL REQUIREMENTS

     Golden Queen shall comply with the existing or future laws of the State of California with respect to worker's compensation and occupational disease, and all federal and state laws and regulations and all other legislation or regulations now or subsequently applicable to the working and operation of the Area of Interest.

     Golden Queen will, at its expense, carry worker's compensation insurance, employees liability insurance, and occupational disease compensation insurance covering all Golden Queen's employees in, about, or on the Area of Interest.

     Golden Queen will pay any taxes and make any deductions under the Federal Social Security Act and any state Employment Security Act, that Golden Queen may be obligated to pay or to deduct.

     Golden Queen shall make all payments, returns, and reports required by these laws.

     In addition, Golden Queen will comply with all present and future environmental laws and regulations as promulgated by the Environment Protection Agency and all other State, County and Federal agencies.

     Golden Queen will comply with all State and Federal laws, rules and regulations relating to the sale of the Stock of the Company by Optionor to Golden Queen.

                 J. MAINTENANCE OF AREA OF INTEREST

     During the Exploration Term, Golden Queen shall keep at all times any shafts, drifts, tunnels, and other passages and workings on the Area of Interest in as good condition as when first received. Golden Queen shall take such reasonable steps necessary to secure the Area of Interest so as to prevent strangers and uninvited persons from entering the Area of Interest, but nothing herein shall require Golden Queen to post guards.

     Golden Queen acknowledges that it has been informed that the area of the property is an active Seismic Zone and the potential earthquake problem must be taken into consideration in providing proper foundations and bracing for equipment and buildings. Employees should be notified of said problem and signs posted to this effect.

     Golden Queen agrees to provide adequate fencing and security in areas being mined or being used for stockpiling or processing materials to prevent unlawful entry and protect the public. This area shall be posted with, "No Trespass-Private Property", signs.

     Golden Queen shall maintain and keep the Area of Interest in a clean and orderly condition. All waste, trash, garbage and debris shall be disposed of in a timely, proper and legal manner. All supplies and equipment shall be stored in an area designated for such purposes. Proper toilet and sanitary facilities shall be provided for invitees and employees.

                            ARTICLE II
                    EXERCISE OF PURCHASE OPTION

                     A. PURCHASE OF ALL STOCK

     At any time during the Exploration Term of this agreement, Golden Queen may exercise its option to purchase in its entirety only all of the issued and outstanding Stock or the Company placed in escrow by depositing written notice in the United States mail, return receipt requested, or by Federal Express, or other overnight carrier, addressed to Optionor at the address indicated in Article XXX below. The failure of Golden Queen to give written notice of its election not to proceed under its option, shall not be considered as an election to proceed under its option. Upon exercise of said option, and payment to Optionor of the total sum of $1,600,000.00 in accordance with the payment schedule set forth in Article III, by cashiers check, or wire transfer as directed by Optionor, and completion of the terms of this Agreement, Optionor shall promptly (i.e., within Ten (10) days from receipt of the final payment that will total $1,600,000.00) deliver to Golden Queen all issued and outstanding stock of the Company. Ad valorem, property and other taxes and assessments imposed on the properties comprising the Area of Interest shall be pro rated at closing and such additional sum shall be paid to Optionor. The parties shall execute and deliver such other documents as may be necessary and shall take other action as may be necessary to carry out their obligations hereunder.

                            ARTICLE III
                         PAYMENT SCHEDULE

                        A. OPTION PAYMENT

     Upon execution of this Agreement, Golden Queen shall pay to Optionor the sum of One Hundred Thousand Dollars ($100,000.00), such payment is to be non-refundable. Optionor authorizes the aforesaid check or wire transfer as directed by Optionor for $100,000.00 to be made payable to Karma Wegmann Corporation. Upon the payment of the $100,000.00, Optionor shall deposit their respective shares of stock of the Company in escrow with Mission Valley Escrow, 2565 Camino Del Rio South, San Diego, California 92108, with mutually agreed upon instructions to deliver all of the shares of stock to Golden Queen, only if Golden Queen pays to Optionor the full and total sum of $1,600,000.00 pursuant to the schedule described in this Article III, and to return such stock to Optionor if such sum is not paid, or this Agreement is violated, terminated, or otherwise not complied with. Delivery of such shares of stock into escrow shall in no way affect Optionor rights, privileges, or status as shareholders of the Company, and Golden Queen shall not have any rights, privileges, or status as a shareholder of the Company until such stock is delivered to Golden Queen after full payment of $1,600,000 to Optionor.

                    B. INITIAL PURCHASE PAYMENT

     Upon the earlier of January 1, 1996 or the date Golden Queen exercises its purchase option in accordance with Article II above, Golden Queen shall pay to Optionor the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), which payment shall be non-refundable. Optionor will allocate said $250,000.00 to include simple interest at 9% per annum of $79,920.00.

                  C. START-UP CONSTRUCTION PAYMENT

     Upon the earlier of commencement of construction or July 1, 1997, Golden Queen shall pay to Optionor the sum of Five Hundred Thousand Dollars ($500,000.00) which payment shall be non-refundable. Said $500,000.00 includes simple interest at 9% per annum $121,670.00 For purposes hereof, commencement of construction shall be defined as the date on which groundbreaking occurs on the construction of production facilities capable of producing gold in commercial quantities.

                   D. SUSTAINED PRODUCTION PAYMENT

     Upon the earlier of a determination of sustained production or July 1, 1999, Golden Queen shall pay to Optionor the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), which shall be non-refundable. Optionor will allocate said $750,000.00 to include simple interest at 9% per annum of $114,410.00. For purposes hereof, sustained production shall be defined as a period of sixty (60) days during which the Merrill-Crowe plant has operated at or near design capacity.

                      E. PRODUCTION ROYALTIES

     In addition to the above, upon commencement of commercial production from the Area of Interest, and any production from the lease set forth in Exhibit B, Golden Queen shall pay for a period up to, but not to exceed sixty
(60) years from the initial date this Agreement, to Optionor, their heirs, successors and assigns a royalty in an amount equal to one percent (1%) of the gross smelter returns received, if any, without credit or deduction, from ores mined, saved, and marketed from the Area of Interest. In no case shall the total royalty payments to Optionor exceed sixty million ($60,000,000) dollars This shall be binding upon any successor, assignee, or transferee of Golden Queen, whether by operation of law or otherwise. For purposes hereof, the term gross smelter returns shall be defined as the gross amount received from the sale of heretofore mentioned valuable minerals and ores including without limitation silica. Royalties shall accrue on a calendar quarterly basis, and shall be payable within thirty (30) days of the end of the previous quarter. Golden Queen shall not compute the royalty due to Lessor on the basis of sales to any individual, partnership, corporation, subsidiary, or any other business entity of any kind whatsoever which is owned, controlled or affiliated with Golden Queen. Said royalty is to be computed on the basis of comparable sales to parties not connected with (at-arms-length from) Golden Queen.

                   F. FORM OF PAYMENTS: NON REFUNDABLE

     All payments made pursuant to this Agreement, are to be made in readily available federal funds by cashiers check or wire transfer as directed by Optionor drawn on a United States bank acceptable to Optionor. It is agreed that all payments made are in consideration of this Agreement and are non-refundable. In the event of a late payment, interest at ten percent (10%) per annum or the highest legal rate, shall accrue from the time such payment was due.

                            ARTICLE IV
                 PAYMENT OF TAXES AND LIABILITIES

                         A. TAXES-GENERAL

     Golden Queen shall pay, before delinquency, all taxes levied on personal property, improvements, and structures now or subsequently placed or installed on the Area of Interest.

     Golden Queen shall pay to Optionor before delinquency an amount equal to the license fees, net proceeds taxes, occupation taxes, and other taxes exacted from, levied upon, or assessed against Optionor and/or Company because of, or based on, severance or production by Golden Queen of materials, ores, and products taken from the Area of Interest. Golden Queen shall furnish such information and data concerning operations in the Area of Interest as shall be required to enable Optionor and Company to make proper returns for tax purposes or pay any license fees.

              B. EMPLOYER TAXES AND OTHER LIABILITIES

     Golden Queen shall protect and indemnify Optionor and Company against any payroll taxes or contributions imposed with respect to any employees of Golden Queen by any applicable law dealing with old age pensions, unemployment compensation, accident compensation, health insurance, and related subjects.

     Golden Queen shall properly safeguard Optionor and Company against liability for injuries to persons, including injuries resulting in death and loss of and damage to property, by obtaining and maintaining in force insurance with responsible insurers in amounts acceptable to Optionor and Company, and furnishing Optionor and Company with written evidence of the insurance. Optionor and Company shall be named as additional insureds.

     Golden Queen shall maintain minimum liability insurance of $1,000,00.00 per occurrence and property damage insurance in the amount S1,000,000.00 in full effect before any work commences and during the term of this Agreement. Optionor and Company shall be named as Additional Insureds in said policies. Copies of said policies shall be furnished to Optionor.

                    C. ADDITIONAL FEES & FILINGS

     Golden Queen shall pay all fees, impositions, and assessments in a timely manner so as not to forfeit any rights, claims, and privileges of Optionor or the Company, including without limitation all fees, impositions, and assessments imposed by the Bureau of Land Management, the Federal, State, County, and local governments. Golden Queen shad timely file all necessary and appropriate documentation with the proper governmental authority, body or agency, with copies to Optionor, so as not to forfeit any rights, claims or privileges of Optionor or the Company.

     Without in any way limiting the foregoing Golden Queen shall cause to be performed upon each and every claim of the Area of Interest, a sufficient amount of labor in exploration and development thereof so that the end purpose of Federal and State regulations regarding Annual Assessment Work shall be met. This work shall be scheduled and witnessed by Optionor or his agent, and shall be completed no later that June 30th of the calendar year. A statement showing dollar valuation for completed work shall be signed by Golden Queen furnished to Optionor.

                           ARTICLE V
                             TITLE

                       A. AREA OF INTEREST

     To the best of Optionor's knowledge, Company is the sole owner of the Area of Interest, and other than the lease set forth in Exhibit B. no other person or persons are known to Optionor to be claiming any right, title, or interest to the Area of Interest.

                        B. MARKETABILITY

     To the best of Optionor's knowledge, Company's title to the Area of Interest is marketable, free and clear from any reservation of any mineral, oil or gas rights or interests of any person or governmental entity. Optionor have the full right, power and capacity to enter into this Agreement upon the terms and conditions herein contained.

                          C. COVENANTS

     Optionor covenant that its full power, right and capacity to enter into this Agreement will not be affected adversely because of any act or omission on the part of Optionor during the continuance thereof. The foregoing representations are made effective on the date of this Agreement and upon the conveyance of the Stock of the Company pursuant to the option described herein.

                    D. INSPECTION BY GOLDEN QUEEN

     Golden Queen has had the opportunity to inspect the Area of Interest and to search title thereto. Golden Queen will defend all right title and interest to the Area of Interest at its sole expense, except that Optionor will cause the Company to make available to Golden Queen all documents in its possession in order to enable Golden Queen to defend all right, title and interest to the Area of Interest. Optionor and Company make no warranties of title of any nature whatsoever.

                         E. AS IS, WHERE IS

     Golden Queen agrees that it is familiar with the Area of Interest and the mining claims described in this Agreement, and is familiar with the condition of the title the Company has. Golden Queen shall accept the title of the Company in its present condition and the present condition of the Area of Interest, including without limitation, the shafts, tunnels, cyanide tailings, and shall never assert any claim against Optionor or Company for or on account of any defects, objections or other claims to the title or condition of the Area of Interest.

                             ARTICLE VI
                 EFFECT OF FAILURE TO EXERCISE OPTION

            A. NO RIGHT TO ACQUIRE STOCK OR AREA OF INTEREST

     If Golden Queen fails to exercise its option to acquire all the issued and outstanding Stock of the Company on or before the period stated heretofore in this Agreement, Golden Queen shall have no right, title, interest or claim to the Area of Interest or any of the Stock of the Company. However, the failure of Golden Queen to exercise its option shall in no way affect the payments agreed to be paid by Golden Queen to Optionor in Article III, of this Agreement.

                  B. SURRENDER OF AREA OF INTEREST

     If Golden Queen elects not to exercise its option, it shall peaceably surrender the Area of Interest to Company in as good condition as it now is, subject to uses and operations permitted pursuant to this Agreement, and free and clear of any and all liens and encumbrances incurred by Golden Queen in its operations on and about the Area of Interest.

                          ARTICLE VII
                      DEFAULT IN PAYMENTS

                 A. TERMINATION OF AGREEMENT

     If Golden Queen exercises the option to purchase and subsequently fails to make any subsequent payment within ten (10) days after it has become due, this Agreement may be terminated by Optionor in its sole and absolute discretion, and all sums paid by Golden Queen shall be non-refundable.

                          ARTICLE VIII
                          COMMINGLING

     Any minerals produced from the Area of Interest may be mixed or commingled with any other minerals or materials from other properties if they have first been weighed and assayed or if other procedures consistent with good mining industry practices are used by Golden Queen to determine the quantity and grade of minerals, valuable ores and substances produced from the Area of Interest.

                             ARTICLE IX
                   NO EXPRESS OR IMPLIED COVENANTS

     Nothing in this Agreement shall impose any obligations or covenants upon Golden Queen, express or implied, to conduct any exploration, development or mining operations upon the Area of Interest, it being the intent of the parties that Golden Queen shall have the sole discretion to determine the time, method, manner and rate of conducting any operations thereon.

                           ARTICLE X
                           INSPECTION

     The Optionor, or their duly authorized agent or representative, shall be permitted to enter into or upon the Area of Interest and the workings of Golden Queen at all reasonable times for the purposes of inspection, but shall make entry at Optionor own risk and so as not to hinder unreasonably the operations of Golden Queen; and the Optionor shall indemnify and hold harmless Golden Queen from any damage, claim or demand by reason of injury to or the presence of Optionor or its agents or representatives or any of them on the Area of Interest or the approaches thereto.

                           ARTICLE XI
                     PROTECTION FROM LIENS

                    A. KEEP FREE FROM LIENS

     Golden Queen shall, at its expense, keep the Area of Interest free from all liens, claims, and encumbrances resulting from its operations thereon. In the event the Area of Interest shall be returned to the Company, pursuant to the terms of this Agreement, such transfer shall be free of any and all liens, claims, and encumbrances.

                B. MECHANICS' AND OTHER LIENS

     Optionor and Company shall not be responsible for any mechanics' or miner's liens or other liens, claims, encumbrances, or liabilities incurred by Golden Queen in connection with operations on the Area of Interest.

                        ARTICLE XII
                INDEMNIFICATION AND INSURANCE

     Golden Queen assumes all responsibility for and will fully indemnify Optionor and Company against all claims and demands of every kind and nature that may be made against Optionor, Company, or against the Area of Interest for or on account of, or arising from any operations on or occupancy of the Area of Interest by Golden Queen, its agents, servants, or employees, and any debts or expenses contracted or incurred by Golden Queen, as well as from and against all acts, transactions, or omissions by Golden Queen, its agents, employees and servants, including claims and demands arising during the existence of this Agreement from or on account of injury to any person, whether occasioned by any unsafe or dangerous condition of any part of the Area of Interest or any workings on or in the Area of Interest used by Golden Queen or otherwise. Golden Queen will defend Optionor and Company at Golden Queen's own cost and expense from any such liability or asserted liability, including any State or Federal worker's compensation claims.

     Golden Queen will post and keep posted in conspicuous places on the Area of Interest as many written notices as may be necessary to adequately notify all persons who may come within or on the Area of Interest, that Golden Queen is liable for all labor performed and supplies and materials used by Golden Queen in and on the Area of Interest, and that Golden Queen shall be responsible for all debts and expenses incurred in mining operations in or on the Area of Interest, and that the interest of the Company shall not be subject to any liens, claims, or encumbrances arising in connection with occupancy or any operations on the Area of Interest.

     In case of loss, the money realized from any insurance shall be applied toward the reconstruction of the Area of Interest, and if insufficient, any additional sum required to repair or replace the Area of Interest shall be paid by Golden Queen.

     Should any legal proceedings that would interfere with the possession and enjoyment of the Area of Interest be instituted, Golden Queen shall not attempt to hold Optionor or Company liable in damages or otherwise on account of any such disturbance or interruption in Golden Queen's possession and enjoyment of the premises.

                           ARTICLE XIII
                    LIABILITY FOR DAMAGE TO LAND

     Golden Queen shall be responsible for any fire or damage that may occur to the Area of Interest, except such as may clearly occur by conditions of Force Majeure.

     During the term of this Agreement, Golden Queen agrees to keep the Area of Interest free from contamination by properly and legally disposing of all used greases, solvents, paints, fuels, chemicals and other liquid and solid wastes in accordance with government regulations. Golden Queen shall nave no responsibility for contamination of said premises which occurred before Agreement takes affect or after it is terminated.

     Golden Queen agrees to comply fully with all Air, Noise and Water pollution Regulations. Processing equipment shall have appropriate pollution control equipment for dusts and particulate matter. Engines shall be muffled and no liquid or solid waste shall be disposed of which will pollute waters.

                              ARTICLE XIV
                   LIABILITY FOR LABOR AND MATERIALS

     Golden Queen shall furnish and pay for labor, power, tools, equipment, powder, timber and other materials, services and supplies that may be used by it in the prosecution of any work under this Agreement.

                              ARTICLE XV
                      TERMINATION BY GOLDEN QUEEN

                       A. NOTICE OF CANCELLATION

     Golden Queen expressly reserves the right, notwithstanding any previous royalty payment or payments, to cancel and terminate this Agreement at any time with respect to the Area of Interest by giving or mailing, return receipt requested, to the Optionor written notice at least fifteen (15) days prior to the termination date specified in said notice. Upon such cancellation, all obligations of Golden Queen to purchase the Stock shall forthwith cease except as to any obligations accruing but unsatisfied prior to the termination date. Optionor shall be entitled to retain all monies theretofore paid by Golden Queen. However, Golden Queen shall not have any right to cancel and terminate this Agreement after it has received all of the issued and outstanding Stock of the company or made full payment of $1,600,000.00 to Optionor.

                      B. WRITTEN RELINQUISHMENT

     In the event of any such cancellation or termination, and upon the request of Optionor, or Company, Golden Queen shall make, execute, acknowledge and deliver to Optionor or Company an appropriate written relinquishment of any and all Golden Queen's right, title, and interest in the Area of Interest.

                            ARTICLE XVI
                      TERMINATION BY OPTIONOR

     If any payment, or any portion of a payment, or any tax, or portion of a tax, remains unpaid after the expiration of five (5) days from the time when written noted of default is given by Optionor, or if Golden Queen fails to perform any of the non monetary terms, covenants or conditions required to be performed, pursuant to this Agreement, after the expiration of ten (10) days from the time when written notice of default is given by Optionor, Optionor in its sole and absolute discretion may terminate this Agreement.

     Notwithstanding the foregoing paragraph, except for default in the payment or monies, provided that Golden Queen shall commence substantial efforts to cure such default or thereafter within a reasonable time prosecute to completion with diligence and continuity the curing of such default, or shall have contested and challenged the alleged non-monetary default within ten (10) days from its receipt of written notice of default, and further providing that no such non-monetary default, contest or challenge lasts longer than eight (8) months, then Optionor shall not terminate this Agreement. Thereafter Optionor may in their sole and absolute discretion terminate this Agreement and, all Golden Queen's rights and privileges arising under this Agreement shall terminate, and the option to purchase the Stock shall expire and be of no effect.

     Notwithstanding the foregoing, either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Golden Queen, or (b) a general assignment by golden Queen for the benefit of creditors, or
(c) any action taken or suffered by Golden Queen under any insolvency or bankruptcy act shall constitute a breach of this Agreement by Golden Queen, and shall, at the option of Optionor, terminate this Agreement.

     In any such event, Optionor or the Company may subsequently, without further demand or notice, enter on and into possession of the Area of Interest, and Golden Queen shall deliver peaceable possession to Optionor or Company.

     On Optionor re-entry on the Area of Interest, Golden Queen and all persons claiming under Golden Queen shall be completely excluded from the Area of Interest and Golden Queen shall deliver peaceable possession to Optionor or Company.

     The re-entry shall not work a forfeiture of the rents, royalties or taxes or any other sums to be paid at the time of the re-entry or thereafter by Golden Queen.

                            ARTICLE XVII
                   RE-DELIVERY OF AREA OF INTEREST

     Upon termination of this Agreement, Golden Queen shall deliver to Optionor the Area of Interest with all its appurtenances and improvements whether made or erected by Golden Queen or by some other person, including all sluice-boxes, with all sluice-ways, shafts, tunnels, and other passages, thoroughly clear of rubbish and drained, and the mine in all respects ready for continued immediate working, without demand or further notice or demand. Such re-delivery of the Area of Interest shall be made free and clear of any and all liens, claims, and encumbrances. The Area of Interest shall be redelivered free and clear of all cyanide pads and other chemicals. The Area of Interest shall be redelivered in full compliance with all federal, state, and local laws and ordinances, including without limitation all Environmental Protection Agency standards and regulations.

                          ARTICLE XVIII
                      REMOVAL OF EQUIPMENT

     Upon any termination or expiration of this Agreement, Golden Queen shall have a period of three (3) months from and after the effective date of such termination or expiration in which to remove from the Area of Interest all of its, and only its, machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports, track and pipe placed in shafts, drifts or openings in the Area of Interest. Any property of Golden Queen not so removed at the end of said three (3) month period shall upon the election of Optionor or Company, become the property of Company; provided, however, that Golden Queen does not warrant, either expressly or impliedly, any such property as to its useability. Any property Company does not elect to become its property may be removed by Optionor or Company, and the cost or removal charged to Golden Queen. Golden Queen shall have the right to keep a watchman on the Area of Interest during said three (3) month period.

                          ARTICLE XIX
                         FORCE MAJEURE

     Golden Queen shall not be deemed in default or to have ceased performance or operations hereunder during any period in which performance or operations are prevented by any cause reasonably beyond Golden Queen's control, each of which cause is called "force majeure". Force majeure shall include, without limitation, the following: fire, flood, windstorms and other damage from the elements; acts, laws, regulations or orders of any governments or agencies acting under semblance of authority. All periods of force majeure shall be deemed to begin at the time Golden Queen stops performance or operations hereunder by reasons of force majeure, and Golden Queen shall notify Optionor in writing of the beginning and ending date of each such period. The period for discharging Golden Queen's obligations with respect to any prevented performance shall be extended for the period of force majeure. However, any act of force majeure which lasts longer than eight (8) months shall give to Optionor in its sole and absolute discretion the right to terminate this Agreement.

                            ARTICLE XX
                            INUREMENT

     The terms, provisions, covenants and agreements herein contained snail extend to and be binding upon and inure to the benefit or the successors and assigns of the parties hereto.

                           ARTICLE XXI
                    AGREEMENT NOT ASSIGNABLE

     Golden Queen shall not have the right to transfer or assign, by operation of law or otherwise, including without limitation the Bankruptcy laws, all or any part of this Agreement, or the benefits or burdens under this Agreement, without the prior written consent of Optionor, which consent will not be unreasonably withheld. Any violation of this covenant shall authorize an immediate termination, forfeiture and/or cancellation of this Agreement by Optionor in its sole and absolute discretion.

                          ARTICLE XXII
            MEMORANDUM OF EXPLORATION AGREEMENT WITH
                       OPTION TO PURCHASE

     Whenever requested so to do by Golden Queen, a memorandum of this Agreement, with the written consent of Optionor, which consent shall not be unreasonably withheld by Optionor, may he recorded by Golden Queen.

                         ARTICLE XXIII
                        CONFIDENTIALITY

     Except as required by law or governmental authority, Golden Queen and Optionor shall not, without mutually agreed written consent of the other disclose any information, including the terms of this Agreement, it may obtain with respect to the results of the operations hereunder, nor issue any press release concerning the operations; provided, however, that if Optionor contemplates selling or assigning its interest, it shall have the right to disclose such information to a potential purchaser if it first obtains an agreement in writing, reasonably satisfactory to Golden Queen, from such third partly and burnishes a copy of such agreement to Golden Queen that the third party shall hold confidential the information furnished to it.

                          ARTICLE XXIV
                    CONSTRUCTION OF AGREEMENT

     This Agreement shall constitute the sole understanding of the parties with respect to the subject matter hereof, and no modification or alteration of any terms shall be binding unless such modifications or alteration shall be in writing and properly executed. This Agreement shall be governed and construed in accordance with the laws or the State of California.

                          ARTICLE XV
                       BOORS AND RECORDS

     Golden Queen shall furnish Optionor all necessary information that Optionor may require to assure it that it is receiving the payments to which it is entitled under this agreement.

     Optionor shall have the right to inspect, examine, and make copies of the books and records of Golden Queen at least every month, so as to enable Optionor to satisfy themselves that they are receiving their proper payments, including without limitation payments for their one percent (1%) production royalty. Golden Queen shall provide upon request all documentation, including without limitation financial documentation, regarding production, production locations, values, assay reports and all other documentation, relating to the payments set forth in Article III, including without limitation, documents and reports relating to the aforesaid royalty.

                           ARTICLE XXVI
                     INVESTIGATION OF PREMISES

     Golden Queen accents the Area of Interest in its existing condition.

     Golden Queen acknowledges that Golden Queen has made an investigation to determine existing conditions, limitation of the areas involved, equipment necessary to conduct complete operations, laws affecting performance under this Agreement, Optionor and Company knowledge of prior mining, location of old works and latent dangers and dangerous conditions.

     OPTIONOR AND COMPANY MAKES NO IMPLIED OR EXPRESS WARRANTY OR
REPRESENTATION CONCERNING THE EXISTENCE, QUANTITY, QUALITY, MINEABILITY OR MERCHANTABILITY OF THE AREA OF INTEREST, TITLE THERETO OR OTHERWISE.

     GOLDEN QUEEN COVENANTS AND AGREES THAT NO REPRESENTATIONS, STATEMENTS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY OR ON BEHALF OF OPTIONOR OR COMPANY REGARDING THE AREA OF INTEREST, THEIR CONDITION, THE USE OR OCCUPATION THAT MAY BE MADE THEREOF OR THE INCOME THEREFROM.

     Optionor and Company shall not assume or be liable for any loss incurred by Golden Queen under this Agreement.

     Optionor and Company do not assume any responsibility or liability for the present or future condition of the Area of Interest.

     Optionor and Company shall not be liable to Golden Queen for any damage to or destruction of the Area of Interest or Golden Queen's property or the property of any other person due to fires, floods or any other accident or natural catastrophe that occurs on or within the Area of Interest.

                          ARTICLE XXVII
               DISPUTE AS TO OWNERSHIP OF SURFACE LANDS

     If Company is the owner of the minerals and mining rights only on the Area of Interest, the rights granted shall be limited to such as Company has in connection with the mining of minerals, and this Agreement shall not be effective unless and until an appropriate release acceptable to Optionor, Company, and Golden Queen has been obtained from the surface owner by Golden Queen and furnished to Optionor and Company.

     If there is any dispute as to the ownership of or rights in any surface lands under this Agreement, or as to the ownership of or extent of the mineral and mining rights in any lands under this Agreement, Golden Queen shall discontinue the use of the surface or of the mineral, either or both, as the case may be, until the dispute shall have been settled.

                          ARTICLE XXVIII
               MODIFICATION AND EFFECT OF AGREEMENT

     This Agreement may not be changed orally, but only by agreement in writing signed by the parties.

     This Agreement shall extend to and bind the heirs, assigns, successors, parents, and personal representatives of the parties.

                          ARTICLE XXIX
                    WAIVER OF BREACH; REMEDIES

     No waiver of any breach of any term or covenant in this Agreement shall be construed to be a waiver of the term or covenant itself, or of any subsequent breach of this Agreement. The rights, power, privileges and remedies of the Optionor provided in this Agreement are cumulative and not exclusive of any right, power, privilege or remedy provided at law or in equity.

                          ARTICLE XXX
                        ATTORNEYS' FEES

     If either Golden Queen, Optionor, or Company shall bring an action against the other by reason of the breach of any covenant, provision of condition hereof, or otherwise arising out of this Agreement the unsuccessful party shall pay to the prevailing party all attorneys' fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.


                            ARTICLE XXXI
                       GOVERNING LAW AND VENUE

     This Agreement is to be governed by and construed in accordance with the laws of the State of California. Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service or process in any manner authorized by California law.

                            ARTICLE XXXII
                               NOTICES

     Notwithstanding anything herein contained to the contrary, any other notice or communication required or permitted hereunder shall be in writing and shall be effective when personally delivered or when addressed:

     If to Optionor:     Mrs. Virginia Sigl
                         714 Valita Street
                         Venice, California 90291

     If to Golden Queen:  Golden Queen Mining Company Inc.
                          475 17th Street, Suite 750
                          Denver, Colorado 80202-4017

and deposited, postage prepaid, and registered or certified with return receipt requested, in the United States mail. Either Optionor or Golden Queen may, by notice given to the other as aforesaid, change its mailing address for future notices hereunder.

                          ARTICLE XXXIII
                             CAPTIONS

     The captions, titles and subtitles, of the various Articles of this Agreement are listed for convenience only and shall not be deemed to be a part of this Agreement.

                           ARTICLE XXXIV
                           SEVERABILITY

     In the event that any term, provision, or covenant of this Agreement, or the application of any such term, provision, or covenant to any person or circumstances, shall be determined to be invalid, unlawful or unenforceable to any extent, the remainder of the Agreement, and the application of such term, provision, or covenant to persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

                           ARTICLE XXXV
                           INTEGRATION

     This Agreement, including the Exhibits hereto, sets forth the entire understanding of the parties hereto and supersedes all other agreements and understandings between the parties relating to the subject matter hereof.

                            ARTICLE XXXVI
                                TIME

Time is of the essence of this Agreement.

                           ARTICLE XXXVII
                    THIRD PARTY BENEFICIARIES

     Other than the Company, there are no third party beneficiaries to their Agreement. Nothing in this Agreement, express, or implied, is intended to confer upon any party other then the parties hereto and the Company, or their respective assigns any rights, remedies, obligations, or liabilities under or by reason of their Agreement, except as expressly provided in this Agreement.

                          ARTICLE XXXVIII
                            COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument, in person or by duly authorized officer, as of the day and year first above written.

                             Optionor

Date: Effective as of April 1, 1995

                    By:  s/ Grace W. Meehl
                         --------------------------------

                    By:  s/ Margaret W. Wolff, by Patrick L. Wolff,
                         --------------------------------
                         Attorney-In-Fact

                    By:  s/ Stephen G. Wegmann
                         --------------------------------

                    By:  s/ Michael L. Wegmann
                         --------------------------------

                    By:  s/ John G. Hodgson
                         --------------------------------

                    By:  s/ Virginia L. Sigl
                         --------------------------------

                    By:  s/ Patrick L. Wolff
                         --------------------------------

                    By:  s/ George P. Wolff
                         --------------------------------

                         GOLDEN QUEEN MINING COMPANY, INC.

Date: April 1, 1995      By:  s/ Paul L. Blair
                            ------------------------------
                         Its: PRESIDENT